SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 29, 2003

GRIC COMMUNICATIONS, INC.
(Exact name of the Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-27871		77-0368092
(Commission File Number)		(IRS Employer Identification No.)

1421 McCarthy Blvd., Milpitas, California		95035
(Address of principal executive offices)		(Zip Code)

(408) 955-1920
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

ITEM 5: OTHER EVENTS.

On January 29, 2003, GRIC Communications, Inc. (the “Company”) issued a press release announcing that it reached profitability in the fourth quarter of 2002 on both a GAAP and pro forma basis.  GAAP net income for the fourth quarter of 2002 was $328,000, or $0.02 per basic share, compared with a loss of $2.7 million, or $0.14 per basic share, in the fourth quarter of 2001 and a loss of $315,000, or $0.02 per basic share in the third quarter of 2002.  Pro forma net income for the fourth quarter of 2002 was $86,000, or $0.00 per basic share, compared with a pro forma net loss of $2.7 million, or $0.14 per basic share in the fourth quarter of 2001 and a pro forma net loss of $628,000, or $0.03 per basic share, in the third quarter of 2002.  Pro forma results exclude the one-time cost of sales benefits associated with the former VoIP service the Company ceased providing in January of 2001; as a result, the Company believes that the pro forma results more accurately reflect the Company’s results for its current operations.

The Company noted that although it reached profitability, fourth quarter revenue growth was below projections.  The major factor contributing to this revenue shortfall was the decision by one of the Company’s top ten customers, a U.S. telecommunications company, to reduce its operating costs by limiting access via the GRIC network in a high cost foreign location that had been generating a significant amount of traffic from its users.  The Company added that the customer’s decision will continue to impact its revenue growth in the current quarter and consequently expects that revenues in the first quarter will be below those of the fourth quarter.

The Company also issued a press release announcing the decision by co-founder Dr. Hong Chen to resign as Chief Executive Officer and to continue as Chairman of the Company’s Board of Directors.  In connection with Dr. Chen’s transition, the Company will make a lump sum payment of $300,000 to Dr. Chen.  In addition, in exchange for his services as Chairman, Dr. Chen will receive an annual salary of $100,000 and an option to purchase 250,000 shares of the Company’s Common Stock.  This option will vest when Dr. Chen completes his service as Chairman for an additional year, subject to the terms of the underlying option grant.  A copy of the employment agreement between the Company and Dr. Chen is attached as an exhibit hereto.  Bharat Davé, the Company’s current President and Chief Operating Officer, will assume the role of Acting Chief Executive Officer.

ITEM 7:	FINANCIAL STATEMENTS AND EXHIBITS.
(c)	Exhibits.
	Exhibit No.	Description of Exhibit

	99.01	Employment Agreement between the Company and Dr. Hong Chen.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIC COMMUNICATIONS, INC.

Date: January 30, 2003	By:	/s/ David L. Teichmann
David L. Teichmann, Senior Vice President,
General Counsel and Secretary